GAIN Capital Announces Monthly Metrics for March 2014

Bedminster, New Jersey (April 10, 2014) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of March 2014.

Retail metrics

•	Retail OTC trading volume[1] of $184.6 billion, an increase of 9.0% from February 2014 and an increase of 31.1% from March 2013.

•	Average daily retail OTC trading volume of $8.8 billion, an increase of 3.9% from February 2014 and an increase of 31.1% from March 2013.

•	Active retail OTC accounts[2] of 98,614, no change from February 2014 and an increase of 57.5% from March 2013.

•	Futures Daily Average Revenue Trades[3] (DARTs) of 23,884, an increase of 40.0% from February 2014 and an increase of 78.2% from March 2013.

•	Total funded accounts[4] of 138,307, an increase of 4.0% from February 2014 and an increase of 38.3% from March 2013.

Institutional metrics

•	Total institutional trading volume[5] of $441.7 billion, an increase of 7.0% from February 2014 and an increase of 63.9% from March 2013.

•	Average daily institutional volume of $21.0 billion, an increase of 1.9% from February 2014 and an increase of 63.9% from March 2013.

•	GTX trading volume of $404.2 billion, an increase of 9.0% from February 2014 and an increase of 50.0% from March 2013.

•	Average daily GTX volume of $19.2 billion, an increase of 3.8% from February 2014 and an increase of 50.0% from March 2013.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the month
3 Average daily trades transacted by futures customers
4 Retail accounts that maintained a cash balance
5 U.S. dollar equivalent of notional amounts traded

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.
GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.co